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                                                                  EXHIBIT 10.44



September 28, 1998

Tyler M. Dylan, Ph.D., J.D.
12 Perry Lane
Menlo Park, CA  94025

Dear Tyler:

Collateral Therapeutics is pleased to offer you employment on the terms and conditions stated in this letter. Collateral Therapeutics is offering you the position of General Counsel. You will report to Christopher J. Reinhard, Chief Operating and Financial Officer and your job duties will generally entail overseeing all legal matters pertaining to the corporation. Your initial rate of compensation will be $17,083.33 per month, payable bimonthly, which is equivalent to an annualized rate of $205,000. You will also be eligible to participate in the Company's Short-Term Incentive Program for the 1999 calendar year. We would like you to begin work with Collateral Therapeutics on or before November 15,1998.

You will also be paid a $15,000 hiring bonus on the effective date of your employment. If you resign from your employment with Collateral Therapeutics before completing one year of employment, you agree to repay to Collateral Therapeutics such amount. By signing this offer letter, you specifically agree that Collateral Therapeutics may withhold from your final paycheck any amounts you owe the company, including but not limited to the hiring bonus. If your final paycheck is insufficient to cover this amount, you agree to repay any remaining indebtedness to Collateral Therapeutics within one month from the date of cessation of your employment.

As part of our offer of employment, we will pay you, upon presentation of proper documentation, for reasonable moving expenses, up to a maximum of $20,000, to assist you with relocation to San Diego, California. In addition, Collateral Therapeutics will pay a 30% gross up for reasonable moving expenses. Reasonable moving expenses may include: movement of household goods, temporary housing, storage of goods, travel and living expenses associated with trips to San Diego.

In addition, it will be recommended that the Board of Directors grant you an option to purchase 60,000 shares of Common Stock of the Company at an exercise price to be determined. The options will vest monthly over four years (including a one year cliff) and will be subject to the terms and conditions contained in a separate stock option agreement.


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You will be eligible for the following employee benefits:
-  Medical Insurance Coverage
-  Dental Insurance Coverage
-  Life and Accidental Death and Dismemberment Insurance Coverage
-  Long Term Disability Coverage
-  401(k) Savings Plan covering employee contributions
-  Employee Stock Purchase Plan

Your employment with Collateral Therapeutics, should you accept this offer, will not be for a specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time and for any reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at will nature of your employment described by this offer letter shall constitute the entire agreement between you and Collateral Therapeutics concerning the nature and duration of your employment. Although your job duties, title, compensation and benefits may change over time, the at will term of your employment with Collateral Therapeutics can only be changed in a writing signed by you and the Chief Executive Office of the Company.

One of the conditions of your employment with Collateral Therapeutics is the maintenance of the confidentiality of Collateral Therapeutics' proprietary and confidential information. You will be required to execute the Company's Proprietary Information and Inventions Agreement on your first date of employment.

As an employee of Collateral Therapeutics, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with, and to comply with, Collateral Therapeutics' policy prohibiting harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

We are looking forward to having you join Collateral Therapeutics. If you wish to accept this offer, please sign below and return the fully executed letter to us within five (5) days. You should keep one copy of this letter for your own records.

Sincerely,
Collateral Therapeutics

/s/ CHRISTOPHER J. REINHARD
---------------------------
Christopher J. Reinhard
Chief Operating and Financial Officer


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                        ACCEPTANCE OF EMPLOYMENT OFFER

I have read, understand and accept the foregoing terms and conditions of employment. I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the at will term of my employment, i.e., my right and Collateral Therapeutics' right to terminate our employment relationship at any time, with or without cause, is a term of employment which cannot be altered or modified except in a writing signed by me and the Chief Executive Officer of Collateral Therapeutics. I understand and agree that any contrary representations or agreements which may have been made to me are superseded by this offer and my acceptance of the same.

In consideration for the offer of employment with Collateral Therapeutics that is contained in this offer letter and accepted by me, I acknowledge that the Confidential Information of Collateral Therapeutics is a special, valuable and unique asset of the Company. I agree at all times during my employment with Collateral Therapeutics, and at all times after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information. I agree during and after the period of my employment with Collateral Therapeutics not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of Collateral Therapeutics, nor will I directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company's consent, as may be necessary for the performance of my duties as an employee of Collateral Therapeutics. I will abide by Collateral Therapeutics' written policies and rules established from time to time by it for the protection of its Confidential Information. I will also execute and abide by the terms of Collateral Therapeutics' Proprietary Information and Confidentiality Agreement.

As further consideration for the offer of employment with Collateral Therapeutics that is contained in this offer letter and accepted by me, I agree that during the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of Collateral Therapeutics to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

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Date:  ___________         /s/ TYLER DYLAN, Ph.D., J.D.
                           -----------------------------
                              Tyler Dylan, Ph.D., J.D.
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